UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 30, 2012

WESTINGHOUSE SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101
Campbell, CA  95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

As previously disclosed, the Company entered into an OEM Supply Agreement (“Supply Agreement”) with Light Way Green New Energy Co., Ltd (“Lightway”) on March 25, 2011. Lightway is a vertically integrated manufacturer of polycrystalline silicon wafers, solar cells and solar modules. Under the Supply Agreement, Lightway serves as a contract manufacturer of large-format 235 watt AC and DC solar modules built according to the Company’s specifications and using the Company’s proprietary design and technology (“Products”), exclusively for sale to the Company.

Under the Supply Agreement, the Company is to grant an applicable amount of Company common stock, based on the then current closing sale price of its common stock on the date of payment, as full or partial payment to Lightway for any completed Product order for which payment is over thirty days past due. In consideration of a partial payment to Lightway of past due balances for Products previously delivered by Lightway, on March 30, 2012 the Company issued 1,900,000 shares of Company common stock to Lightway Solar America, Inc., an affiliate of Lightway, based on a price of $0.55 per share, which was the then latest closing sale price of Company common stock (the “Lightway Stock Issuance”).

For the Lightway Stock Issuance, the Company is relying on an exemption from registration provided under Section 4(2) of the Securities Act, which exemption the Company believes is available because the shares issued in the Lightway Stock Issuance were not offered pursuant to a general solicitation and the status of the purchaser of the shares as an “accredited investor” as defined in Regulation D under the Securities Act.  In addition, because Lightway is a non-U.S. person the Company is relying on the exemption from registration provided by Regulation S under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 5, 2012

WESTINGHOUSE SOLAR, INC.

By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer